Exhibit(1)


             MINOTAUR CAPITAL,INC. ANNOUNCES THIRD AMENDMENT TO ITS
                    TENDER OFFER FOR NASDAQ TRADED RIDE, INC.

Palm Beach Gardens, Fl, April 20, 1999 - Minotaur Capital, Inc. announces that it has amended its tender offer for Ride, Inc. (Nasdaq: RIDE)in its Amendment Number 3 to its 14D filed with the SEC to further up date the public and to change some terms of the tender offer documents. The offer price still remains the same as that referenced in Amendment No. 1 ($2.25 per share) however, there no longer shall be a promissory note for payment. Payment shall be all cash, however, the tender offer is still subject to a financing contingency and as of today's date financing still has not been obtained. Investors are urged to review all documents on file with the Securities and Exchange Commission prior to making any investment decisions.

Any investors interested in information should contact the person listed herein below or may e-mail a request for information to FeingoldKam@hotmail.com


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release, including, without limitation, statements containing the words "believes," "expects," and words of similar import, constitute "forward-looking" statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Contacts:  David J. Feingold, Esq.
           (561)630-6727